CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 33-152031 on Form N-1A under the Securities Act of 1933, of our report dated November 26, 2008, relating to the financial statements and financial highlights of Summit Mutual Funds, Inc. -- Apex Series, including Calvert Large Cap Value Fund (formerly Summit Everest Fund) appearing in the Annual Report on Form N-CSR of Summit Mutual Funds, Inc. -- Apex Series for the year ended September 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Financial Statements and Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
January 27, 2009